Registration No. 33-



                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                          BEN & JERRY'S HOMEMADE, INC.

             (Exact name of registrant as specified in its charter)


  Vermont                            2024                  03-02675-43
(State or other Jurisdiction   (Primary Standard         (I.R.S. Employer
  of Incorporation                 Industrial          Identification No.)
 or Organization)         Classification Code Number)

                            Duxtown Commercial Plaza
                           Junction of Rts. 2 and 100
                           Waterbury, Vermont  05676
          (Address of Principal Executive Offices, including Zip Code)



                             1985 STOCK OPTION PLAN
                           1995 EQUITY INCENTIVE PLAN


                           (Full Titles of the Plans)

                              Robert Holland, Jr.
                     President and Chief Executive Officer
                          Ben & Jerry's Homemade, Inc.
                            Duxtown Commercial Plaza
                           Junction of Rts. 2 and 100
                           Waterbury, Vermont  05676
                                 (802) 244-6957
           (Name, Address and Telephone Number of Agent for Service)



                  Please send copies of all communications to:
                           Howard K. Fuguet, Esquire
                                  Ropes & Gray
                            One International Place





                               Boston, MA  02110
                                 (617) 951-7000


                        CALCULATION OF REGISTRATION FEE

Titles of    Amount to be   Proposed maximum    Proposed maximum    Amount of
securities    registered     offering price      aggregate         registration
to be                          per share(1)     offering price(1)    fee(2)
registered

Class A
Common
Stock, par
value
$.0333 per     861,812
share          shares            $15.15           $13,054,651        $2610.99



(1) Of the 886,812 shares of Common Stock, par value $0.033 per share, registered hereunder, 146,812 shares are subject to outstanding options at exercise prices of $16.75 per share, 180,000 shares are subject to outstanding options at exercise prices of $10.81 per share. 10,000 shares are subject to outstanding options at exercise prices of $10.63 per share, 25,000 shares are subject to outstanding options at exercise prices of $14.00 per share, and 25,000 shares are subject to outstanding options at exercise prices of $19.00 per share. The $16.25 per share maximum offering price for the remaining 475,000 shares not subject to outstanding options on the date hereof has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of Ben & Jerry's Homemade, Inc., Common Stock reported on the Nasdaq National Market System on November 16, 1995.

(2) The registration fee consists of (a) $491.82 payable in respect of 146,812 shares subject to options at an exercise price of $16.75, plus (b) $389.16 payable in respect of 180,000 shares subject to outstanding options at an exercise price of $10.81, plus (c) $21.26 payable in respect of 10,000 shares subject to outstanding options at an exercise price of $10.63, plus (d) $70.00 payable in respect of 25,000 shares subject to outstanding options at an exercise price of $14.00, plus (e) $95.00 payable in respect of 25,000 shares subject to outstanding options at an exercise price of $19.00 plus (f) $1543.75 payable in respect of 475,000 shares at an assumed exercise price of $16.25 per share not yet subject to outstanding options on the date hereof.



          The date of this Registration Statement is November 17, 1995

                            Exhibit Index on Page 9





                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the 1985 Stock Option Plan and the 1995 Equity Incentive Plan information required by Item 1 of this Form S-8 and the statement of availability of registrant information, and other information required by Item 2 of this Form will be sent or given to eligible employees as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.






                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates the following documents herein by reference:

(a)  The Registrant's latest annual report on Form 10-K, filed pursuant to
     Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the "Act") contains, either directly or indirectly or by incorporation by reference, audited financial statements for the Company's latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant referred to in (a) above.

(c) The descriptions of the Registrant's Class A Common Stock and Class B Common Stock contained in the Company's Registration Statements, filed pursuant to Section 12 of the Exchange Act including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed incorporated herein by reference from the date of filing of such documents.

Item 4.  Description of Securities.

     Not required.

Item 5.  Interests of Named Experts and Counsel.

     No material interests.

Item 6.  Indemnification of Directors and Officers.

     Ben & Jerry's Homemade, Inc. (the "Company") is a Vermont Corporation. The Vermont Business Corporation Act, which became effective January 1, 1994, authorizes the inclusion in the Articles of Incorporation of Vermont business corporations of a provision eliminating or limiting, with certain specified exceptions, the liability of the directors to the Corporation or its shareholders for money damages. The Company's Articles of Incorporation, as amended, provide that no director of the Corporation shall be personally liable to the corporation or its stockholders for money damages for any action taken, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 (entitled "General Standards for Directors") of the





Vermont Business Corporation Act, except for: (i) the amount of financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 8.33 (entitled "Liability for Unlawful Distributions; Statute of Limitations") of the Vermont Business Corporation Act; or (iv) an intentional or reckless criminal act. The foregoing additional provisions shall not be construed in any way so as to impose or create any duty or liability.

     The Vermont Business Corporation Act further provides that a corporation may indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct in the performance of a duty to the corporation; and to make any other indemnification that shall be authorized by the articles of association or bylaws, or resolution adopted after notice by the members entitled to vote. A corporation may indemnify an officer or director against liability incurred in a proceeding if: (1) the officer or director conducted himself or herself in good faith; and (2) the officer or director reasonably believed: (A) in the case of conduct in the officer's or director's official capacity with the corporation, that the officer's or director's conduct was in its best interests; and (B) in all other cases, that the officer's or director's conduct was at least not opposed to its best interests; and (3) in the case of any proceeding brought by a governmental entity, the officer or director had no reasonable cause to believe his or her conduct was unlawful, and the officer or director is not financially found to have engaged in a reckless or intentional unlawful act. A corporation may not indemnify an officer or director (1) in connection with a proceeding by or in the right of the corporation in which the officer or director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to the officer or director, whether or not involving action in the officer's or director's official capacity, in which the officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director. A corporation shall indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Indemnification is limited under the Vermont Business Corporation Act to reasonable expenses incurred in connection with a proceeding.

     Article VII of the Company's By-laws provides that the Company shall indemnify an officer or director against liability incurred in a proceeding if:
(1) the officer or director conducted himself or herself in good faith; and (2)
the officer or director reasonably believed: (A) in the case of conduct in the officer's or director's official capacity with the Compzny, that the officer's or director's conduct was in its best interests; and (B) in all other cases, that the officer's or director's conduct was at least not opposed to its best interests; and (3) in the case of any proceeding brought by a governmental entity, the officer or director had no reasonable cause to believe his or her





conduct was unlawful, and the officer or director is not financially found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the officer or director did not meet the standard of conduct described above. The Company may not indemnify an officer or director (1) in connection with a proceeding by or in the right of the Company in which the officer or director was adjudged liable to the Company; or (2) in connection with any other proceeding charging improper personal benefit to the officer or director, whether or not involving action in the officer's or director's official capacity, in which the officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director. Article VII of the Company's By-laws provides further that the Company shall indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the Company against reasonable expenses incurred by the officer or director in connection with the proceeding. Indemnification is limited to reasonable expenses (including reasonable attorneys' fees) incurred in connection with a proceeding.

     Article VII of the Company's By-laws also provides that the Company shall have power to purchase and maintain insurance on behalf of any officer or director against liability asserted against or incurred by him or her in that capacity or arising out of his or her status as such, whether or not the Company would have power to indemnify him or or her against such liability under the provisions of the Company's By-laws or of the Vermont Business Corporation Act.


Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

4.1 1985 Stock Option Plan (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 30, 1989 and incorporated herein by reference).

4.2 1994 Amendment to 1985 Stock Option Plan (filed as Exhibit 10.21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

4.3 1995 Equity Incentive Plan (filed as Exhibit 10.29 to the Company's Quarterly Report on Form 10-Q for the period ended July 1, 1995 and incorporated herein by reference).

4.4 Articles of Association, as amended, of the Company (filed with the Securities and Exchange Commission as Exhibit 3.1 and 3.1.1 to the Company's Registration Statement on Form-1 (File No. 33-284) and incorporated herein by reference).

4.5 Amendment to Articles of Association on June 27, 1987 (filed as Exhibit 1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1987 and incorporated herein by reference).





4.6 Amendment to Articles of Association on September 7, 1993 (filed as Exhibit 1 to the Company's Quarterly Report on Form 10-Q for the period ended June 26, 1993 and incorporated herein by reference).

4.7 Amendment to Articles of Association on June 24, 1995 (filed as Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the period ended July 1, 1995 and incorporated herein by reference).

4.8 By-laws, as amended through June 24, 1995 (filed as Exhibit 3.2.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 and incorporated herein by reference).

5.1  Opinion of Downs Rachlin & Martin.

5.2  Opinion of Ropes & Gray.

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Downs Rachlin & Martin is contained in its opinion filed as
Exhibit 5.1 hereto.

23.3 Consent of Ropes & Gray is contained in its opinion filed as Exhibit 5.2 hereto.

24   Powers of Attorney _ See signature page of this Registration Statement.

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Vermont, on November 17, 1995.

                                   BEN & JERRY'S HOMEMADE, INC.


                                   By:/s/Robert Holland, Jr.
                                       Robert Holland, Jr.
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert Holland, Jr. and Frances Rathke, and each of them singly, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Ben & Jerry's Homemade, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission making such changes in this Registration Statement as the person(s) so acting deems appropriate, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated.

Signature              Capacity                   Date


/s/Robert Holland, Jr. President and Chief Executive
                       Officer, Director          November 17, 1995
Robert Holland, Jr.    (Principal Executive Officer)


/s/Frances Rathke      Chief Financial Officer    November 17, 1995
Frances Rathke         (Principal Financial and Accounting Officer)


/s/Elizabeth Bankowski Director                   November 17, 1995
Elizabeth Bankowski


/s/Merritt C. Chandler Director                   November 17, 1995
Merritt C. Chandler


/s/Bennett R. Cohen    Director                   November 17, 1995
Bennett R. Cohen





/s/Jeffrey Furman      Director                   November 17, 1995
Jeffrey Furman







/s/Jerry Greenfield    Director                   November 17, 1995
Jerry Greenfield


/s/Fred E. Lager       Director                   November 17, 1995
Fred E. Lager


/s/Frederick A. Miller Director                   November 17, 1995
Frederick A. Miller


/s/Henry Morgan        Director                   November 17, 1995
Henry Morgan


                                 EXHIBIT INDEX

                             NumberTitle of Exhibit

4.1 1985 Stock Option Plan (filed as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 30, 1989 and incorporated herein by reference).

4.2 1994 Amendment to 1985 Stock Option Plan (filed as Exhibit 10.21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

4.3 1995 Equity Incentive Plan (filed as Exhibit 10.29 to the Company's Quarterly Report on Form 10-Q for the period ended July 1, 1995 and incorporated herein by reference).

4.4 Articles of Association, as amended, of the Company (filed with the Securities and Exchange Commission as Exhibit 3.1 and 3.1.1 to the Company's
 Registration Statement on Form-1 (File No. 33-284) and incorporated herein by reference).

4.5Amendment to Articles of Association on June 27, 1987 (filed as Exhibit 1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1987 and incorporated herein by reference).

4.6Amendment to Articles of Association on September 7, 1993 (filed as Exhibit 1 to the Company's Quarterly Report on Form 10-Q for the period ended June 26,
                  1993 and incorporated herein by reference).

4.7Amendment to Articles of Association on June 24, 1995 (filed as Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the period ended July 1, 1995 and incorporated herein by reference).

  4.8By-laws, as amended through June 24, 1995 (filed as Exhibit 3.2.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 and incorporated herein by reference).

                     5.1Opinion of Downs Rachlin & Martin.

                          5.2Opinion of Ropes & Gray.

                       23.1Consent of Ernst & Young LLP.

   23.2Consent of Downs Rachlin & Martin is contained in its opinion filed as
                              Exhibit 5.1 hereto.

  23.3Consent of Ropes & Gray is contained in its opinion filed as Exhibit 5.2 hereto.

   24Powers of Attorney _ See signature page of this Registration Statement.